                                                         EXHIBIT 11.1

                     CHESAPEAKE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                   for the three years ended December 31, 1994
                  (Share amounts in thousands, dollar amounts
                    in millions, except for per share amounts)

                                                   1994      1993      1992
Primary:
  Weighted average number of common shares
     outstanding                                    23,569    23,393    22,585
   Net additions to common shares assuming
     exercise of dilutive options,
       determined by treasury stock method             206        38        94
  Common shares and equivalents                     23,775    23,431    22,679

  Income before cumulative effect of
    accounting changes                               $37.6     $10.4     $14.4
  Cumulative effect of accounting
    changes                                            -         -        (9.7)
  Net income                                         $37.6     $10.4     $ 4.7

  Per share amount
    Before cumulative effect of
      accounting changes                             $1.58     $ .44     $ .63
    Cumulative effect of
      accounting changes                               -         -        (.46)
    Net                                              $1.58     $ .44     $ .17

Fully diluted:
    Common shares and equivalents                   23,775    23,431    22,679
    Net additional common shares
     issuable upon exercise of
     dilutive options, determined
     by treasury stock method using
     year-end market price, if higher
      than average price                                28        27         6
     Common shares, equivalents and other
       potentially dilutive securities              23,803    23,458    22,685

     Income before cumulative effect of
      accounting changes                            $37.6     $10.4      $14.4
    Cumulative effect of accounting
      changes                                         -         -         (9.7)
    Net income for fully diluted
      computation                                   $37.6     $10.4      $ 4.7

    Per share amount (a)
      Before cumulative effect of
        accounting changes                          $1.58     $ .44      $ .63
    Cumulative effect of accounting
        changes                                         -         -       (.46)
           Net                                      $1.58     $ .44      $ .17

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NOTE:  (a) Dilution is less than 3%.